                            ARTICLES OF INCORPORATION
                                       OF
                             OPTIMIRA CONTROLS INC.

          The name of the corporation is: Optimira Controls Inc.

          The address of the registered office:
                          255 Consumers Road, Suite 130
                           Willowdale, Ontario M2J1R4.

The number of directors is minimum of one and maximum of ten. Name and residence address of directors is as follows:
                                Michael D. Smith
                              120 Clear Spring Road
                                     R.R. #2
                            Whitby, Ontario, L1N 5R5

     The Corporation is not restricted by these articles of  incorporation  from carrying on any business or businesses or from exercising any power or powers.

     The  Corporation  is  authorized  to issue an  unlimited  number  of shares without nominal or par value of a class designated as common shares (hereinafter called the "Common Shares").

     The rights of the  holders of the Common  shares  include the rights (a) to vote at all meetings of shareholders;  and (b) to receive the remaining property of the Corporation upon dissolution.

     No shareholder of the  corporation  shall be entitled to transfer any share or shares of the Corporation without either:

(a)  the consent of the holders of more than fifty  percent of the Common Shares for the time being  outstanding  expressed  by a  resolution  passed by the votes of the  holders of more than fifty  percent of the Common  Shares for the time being outstanding at a meeting of the holders of the Common Shares or by a  resolution  in  writing  signed by all the  holders  of the Common
     Shares for the time being outstanding or by an instrument or instruments in writing  signed by the  holders  of more than  fifty  percent of the Common
     Shares for the time being outstanding; or
(b)  the consent of the directors of the  Corporation  expressed by a resolution passed by the votes of a majority of the directors of the  Corporation at a meeting of the board of directors of the  Corporation or by a resolution in writing signed by all the directors of the Corporation.

The following provisions apply to the Corporation:

(a)  The  directors  of  the  corporation  may,  without  authorization  of  the shareholders of the Corporation,
     (i)  borrow money upon the credit of the Corporation;

     (ii) issue, reissue, sell or pledge debt obligations of the Corporation;

     (iii)give a guarantee on behalf of the  Corporation  to secure  performance of an obligation of any person; and

     (iv) mortgage,  hypothecate, pledge or otherwise create a security interest in all or any  property  of the  Corporation,  owned  or  subsequently acquired, to secure any obligation of the Corporation

(b)  The number of shareholders of the Corporation, exclusive of persons who are in its  employment and exclusive of persons who having been formerly in the employment of the Corporation,  were,  while in that  employment,  and have continued after  termination of that employment to be,  shareholders of the
     Corporation,  is hereby limited to not more than fifty, two or more persons who are the joint registered  owners of one or more shares being counted as one shareholder.

(c)  Any invitation to the public to subscribe for securities of the Corporation is prohibited.

IN WITNESS WHEREOF, I have hereunto set my hand this 14th day of April, 1997.

                                                     /s/ Michael D. Smith
                                                     --------------------
                                                     Michael D. Smith
                                                     Sole Organizer